Exhibit 99.1

News For Immediate Release

Amplify Energy Announces First Quarter 2020 Results and

Over $80 Million of Liquidity Enhancement Initiatives

HOUSTON, May 6, 2020—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the first quarter of 2020.

Key Highlights

•	Liquidity Enhancement Initiatives:

○	Reduced future operating expenses by approximately $18 million annually

○	Reduced annualized general and administrative (“G&A”) expenses by approximately $2.5 million annually

○	Reduced budgeted capital spending for the year by $19 million (41%) from $46 million to $27 million

○	Monetized approximately $18 million of 2021 hedges

○	Received $5.5 million of proceeds under the Paycheck Protection Program (“PPP”)

○	Applied for Beta royalty relief that is expected to generate $5 million per year of incremental revenue (assuming a $30/Bbl WTI price)

○	Suspended quarterly dividend program

•	During the first quarter this year we generated the following:

○	Daily production of 29.7 MBoe/d, which was at the high end of quarterly guidance

○	Net cash provided by operating activities of $13.1 million

○	Adjusted EBITDA of $17.2 million

•	Current mark-to-market hedge book value of $77 million as of May 1, 2020

•	Pro forma(1) Net Debt to Last Twelve Months (“LTM”) EBITDA of 2.8x as of March 31, 2020

•	As of May 1, 2020, net debt was $263 million, inclusive of $27 million of cash on hand

“The first quarter of 2020 was extremely challenging for the oil and gas industry and the global economy due to OPEC+ production increases and the COVID-19 pandemic. Our first priority during this period has been the well-being of our workforce and their families, and accordingly we have implemented strict measures to avoid infection and maintain employee safety at all of our locations. At this time, we are pleased to report that no Amplify employee has tested positive for COVID-19, and we are committed to exercising caution and remaining focused on safety as states endeavor to reopen their economies,” said Martyn Willsher, interim Chief Executive Officer and Chief Financial Officer of Amplify. “During this time of unprecedented and extremely low commodity prices, Amplify has executed several initiatives to better position the Company through the downturn, including significant decreases to operating and G&A expenses, substantial reductions to capital programs, the monetization of a portion of the Company’s 2021 in-the-money crude oil hedges, the receipt of loan proceeds from the federal government’s PPP program, Beta royalty relief and the suspension of the quarterly dividend.”

Mr. Willsher continued, ”Moving forward, our attractive hedge positions and low-decline asset base will be instrumental in generating positive free cash flow for the remainder of 2020 and beyond. While volatility and market headwinds have tested the Company, we remain confident that we are well-positioned to weather this unprecedented downturn and capitalize on the recovery in both commodity prices and the global economy.”

(1)	Pro forma numbers include Amplify and Midstates Petroleum Company, Inc. (“Midstates”) results as though the companies were combined for the full period

Liquidity Enhancement Initiatives

Operating Cost and Corporate Overhead Reductions – The Amplify team performed a bottom-up evaluation to identify cost saving opportunities and has implemented several cost reduction projects that will significantly reduce operating cost and overhead (“cash G&A”). The Company has worked closely with its vendors to decrease costs associated with supplies and services, which are forecasted to generate approximately $18 million of annual savings. Additionally, the Company is expecting to deliver a $2.5 million annual savings in cash G&A expenses. These savings are expected to be partially realized in the second quarter and fully realized by the third quarter of 2020 and will positively impact Amplify’s free cash flow profile for the remainder of 2020 and beyond.

Capital Reductions – Amplify has reduced its capital spending budget for the year by 41% from an initial estimate of $46 million to a current estimate of $27 million. Amplify’s remaining capital expenditure budget for 2020 is approximately $12 million and is focused principally on maintenance capital projects, which are essential to equipment integrity and operational efficiency, and high rate of return workover projects.

Hedge Monetization – Amplify added additional liquidity to its balance sheet by monetizing 990,000 barrels of 2021 crude oil hedges (100% swaps) for total cash proceeds of approximately $18 million.

PPP Loan – On April 24, 2020, the Company received a $5.5 million loan under the PPP. The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) to provide loans to qualifying businesses. The loans and accrued interest are forgivable after eight weeks provided that the borrower uses the loan proceeds for eligible purposes. At this time, the Company anticipates that a substantial majority of the loan proceeds will be forgiven under the program. The term of the Company’s PPP loan is two years with an annual interest rate of 1% and no payments of principal or interest due during the six-month period beginning on April 24, 2020.

Beta Field Royalty Relief – As discussed in the Company’s March 19, 2020 press release, due to the significant oil price reduction, Amplify expects to qualify for statutory royalty relief at its Beta field in the third quarter of 2020, subject to standard review by the US Bureau of Safety and Environmental Enforcement. Once approved, Amplify’s royalty rate at Beta will decrease by 50%, resulting in increased production of approximately 500 Bbls/d and additional revenue of approximately $5 million per year assuming $30/Bbl WTI price.

Suspension of Quarterly Dividend Program – Amplify’s Board of Directors has decided to suspend the quarterly dividend program until further notice. This dividend suspension will result in increased retained cash of approximately $15 million annually (based on a quarterly dividend rate of $0.10 per share), which will further improve the Company’s liquidity.

Key Financial Results

$ in millions	First Quarter 2020	Fourth Quarter 2019
Average daily production (MBoe/d)	29.7	29.9
Total revenues	$58.1	$77.9
Total assets	$507.1	$877.5
Net Income (loss) (1)	($367.2)	($27.5)
Adjusted EBITDA (a non-GAAP financial measure)	$17.2	$27.0
Net debt (2)	$288.1	$285.0
Net cash provided by (used in) operating activities	$13.1	$21.4
Total capital	$15.3	$11.9

(1)	Net loss for first quarter driven by $455.0 million asset impairments
(2)	As of March 31, 2020 and December 31, 2019, respectively

Revolving Credit Facility and Liquidity Update

Amplify’s Spring 2020 borrowing base redetermination process has been delayed relative to prior years due to the volatility in commodity prices, but Amplify utilized the time to increase liquidity and free cash flow in future periods. While the Company currently expects a decrease in the borrowing base due to lower bank price decks, Amplify continues to work collaboratively with the banks and expects that the redetermination process will be completed later in the second quarter.    As of May 1, 2020, Amplify had total debt of $290 million under its revolving credit facility, with a current borrowing base of $450 million. Amplify’s liquidity was $187 million as of May 1, 2020, consisting of $27 million of cash on hand and available borrowing capacity of $160 million.

Asset Impairments

Due to the significant decrease in commodity prices during the first quarter, Amplify incurred non-cash impairment charges of $455 million. This included impairments of Amplify’s operated East Texas, Beta and Bairoil fields along with an impairment of certain leasehold acreage in Oklahoma.

Operations Update

During the first quarter of 2020, Amplify produced 29.7 MBoe/d, which was at the high end of the Company’s guidance range of 27.2 to 30.1 MBoe/d for the quarter. This outperformance was due to strong results across all assets, including at the Bairoil asset, which produced steadily following start-up challenges in connection with the expansion project. In addition, Mississippi Lime production stabilized following targeted, increased workover rig activity, which substantially reduced the backlog of offline wells from the fourth quarter.

After strong production in the first quarter, Amplify, like most operators, faces uncertainty regarding future production in this low demand and tight storage capacity environment. At this time, Amplify’s only identified production limitation is an expected 30% curtailment of the Company’s non-operated Eagle Ford production effective April 1, 2020. In addition, the Company’s Bairoil plant will conduct its regularly scheduled, but cost limited, annual turnaround in the second quarter of 2020, which will temporarily reduce crude volumes. Other than these two situations, Amplify currently anticipates being able to continue producing without limitation or shut-ins. However, the Company acknowledges that access to markets for our products may change at any time due to capacity limitations for the gathering and transportation systems or the ultimate end-user.

Capital Spending Update

Amplify’s capital spending for the first quarter was approximately $15.3 million and in line with the first quarter 2020 guidance range of $13 million to $19 million, which the Company reaffirmed on March 19, 2020. Of the $15.3 million, a significant portion ($5.4 million or 35%) was attributed to the Company’s Mississippi Lime assets related to rod lift conversions and electric submersible pump optimizations. An additional $5.0 million was incurred in the Eagle Ford for non-operated drilling and completion activity, which primarily occurred prior to the commodity price collapse in mid-March.

Comparison of First Quarter Guidance vs Actual Results

	1Q 2020 Guidance (1)			1Q20
	Low		High	Actuals
Net Average Daily Production
Oil (MBbls/d)	10.3	—	11.4	10.8
NGL (MBbls/d)	4.4	—	4.9	5.0
Natural Gas (MMcf/d)	75.1	—	83.0	83.4
Total (MBoe/d)	27.2	—	30.1	29.7

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	($2.00)	—	($2.50)	($3.54)
NGL Realized Price (% of WTI NYMEX)	23%	—	28%	24%
Natural Gas Realized Price (% of Henry Hub)	70%	—	75%	74%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.30	—	$0.45	$0.51
NGL ($ / Bbl)	$3.00	—	$3.50	$3.10
Natural Gas ($ / Mcf)	$0.35	—	$0.45	$0.42
Total ($ / Boe)	$1.50	—	$2.00	$1.87

Average Costs
Lease Operating ($ / Boe)	$13.00	—	$14.00	$13.23
Taxes (% of Revenue) (2)	6.5%	—	7.5%	6.9%
Recurring Cash General and Administrative ($ / Boe) (3)	$2.30	—	$2.60	$3.21

Cash Interest Expense ($MM)	$4	—	$5	$4
Capital Expenditures ($MM)	$13	—	$19	$15

(1)	Guidance based on NYMEX strip pricing as of February 24, 2020; Average prices of $52.08 / Bbl for crude oil and $2.03 / Mcf for natural gas for 2020
(2)	Includes production, ad valorem and franchise taxes
(3)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

Full Year 2020 Guidance

Due to the high level of market volatility and uncertainty in connection with the impact of the ongoing COVID-19 pandemic, commodity prices and the broader US economy, the Company is withdrawing its previously issued full year 2020 guidance.

Hedging Update

Since Amplify’s previous hedge update on March 5, 2020, the Company has made opportunistic additions to its natural gas hedge position in 2021 as well as monetized certain 2021 crude oil swaps for total cash proceeds of $18 million. As of May 1, 2020, Amplify’s mark-to-market value remained a significant net asset position of $77 million and based on 2019 year-end reserve report’s PDP forecast, the Company has hedged over 90% of its expected second quarter oil production. The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed or floor prices at which production is hedged for April 2020 through December 2022, as of May 6, 2020.

	2020	2021	2022
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	650,000	925,000	300,000
Weighted Average Fixed Price ($)	$2.54	$2.49	$2.46

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	420,000	925,000	—
Weighted Average Floor Price ($)	$2.60	$2.10	$—
Weighted Average Ceiling Price ($)	$2.88	$3.28	$—

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	600,000	500,000	—
Weighted Average Spread ($)	$(0.46)	$(0.40)	$—

Oil Swaps:
Average Monthly Volume (Bbls)	209,300	33,750	30,000
Weighted Average Fixed Price ($)	$57.44	$56.57	$55.32

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)	14,300	—	—
Weighted Average Floor Price ($)	$55.00	$—	$—
Weighted Average Ceiling Price ($)	$62.10	$—	$—

Three-way collars
Average Monthly Volume (Bbls)	30,500	—	—
Weighted Average Ceiling Price ($)	$65.75	$—	$—
Weighted Average Floor Price ($)	$50.00	$—	$—
Weighted Average Sub-Floor Price ($)	$40.00	$—	$—

NGL Swaps:
Average Monthly Volume (Bbls)	65,450	22,800	—
Weighted Average Fixed Price ($)	$25.27	$24.25	$—

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which Amplify expects to file with the Securities and Exchange Commission on May 6, 2020.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 7947106. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 7947106.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.
Selected Financial Data—Unaudited
Statements of Operations Data

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019
Revenues:
Oil and natural gas sales	$57,787	$77,629
Other revenues	349	300

Total revenues	58,136	77,929

Costs and Expenses:
Lease operating expense	35,723	35,739
Gathering, processing and transportation	5,053	4,968
Exploration	16	27
Taxes other than income	3,986	5,660
Depreciation, depletion and amortization	15,556	16,147
Impairment expense	455,031	2,246
General and administrative expense	8,353	8,380
Accretion of asset retirement obligations	1,513	1,488
Realized (gain) loss on commodity derivatives	(12,500)	(1,956)
Unrealized (gain) loss on commodity derivatives	(95,213)	27,887
Other, net	—	397

Total costs and expenses	417,518	100,983

Operating Income (loss)	(359,382)	(23,054)

Other Income (Expense):
Interest expense, net	(7,647)	(3,068)
Other income (expense)	16	(1,013)
Loss on lease	—	(10)

Total Other Income (Expense)	(7,631)	(4,091)

Income (loss) before reorganization items, net and income taxes	(367,013)	(27,145)

Reorganization items, net	(186)	(373)

Net income (loss)	$(367,199)	$(27,518)

Earnings per share:
Basic and diluted earnings (loss) per share	$(9.77)	$(0.71)

Selected Financial Data—Unaudited
Operating Statistics

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019
Oil and natural gas revenue:
Oil Sales	$41,851	$56,191
NGL Sales	5,122	6,840
Natural Gas Sales	10,814	14,598

Total oil and natural gas sales—Unhedged	$57,787	$77,629

Production volumes:
Oil Sales—MBbls	982	1,033
NGL Sales—MBbls	454	436
Natural Gas Sales—MMcf	7,586	7,713

Total—MBoe	2,700	2,755

Total—MBoe/d	29.7	29.9

Average sales price (excluding commodity derivatives):
Oil—per Bbl	$42.64	$54.40
NGL—per Bbl	$11.29	$15.68
Natural gas—per Mcf	$1.43	$1.89

Total—per Boe	$21.41	$28.18

Average unit costs per Boe:
Lease operating expense	$13.23	$12.97
Gathering, processing and transportation	$1.87	$1.80
Taxes other than income	$1.48	$2.05
General and administrative expense	$3.09	$3.04
Depletion, depreciation, and amortization	$5.76	$5.86

Selected Financial Data—Unaudited
Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2020	December 31, 2019
Total current assets	$116,381	$52,587
Property and equipment, net	349,062	803,723
Total assets	507,125	877,539
Total current liabilities	55,658	61,088
Long-term debt	290,000	285,000
Total liabilities	445,029	443,333
Total equity	62,096	434,206

Selected Financial Data—Unaudited
Statements of Cash Flows Data

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019
Net cash provided by (used in) operating activities	$13,089	$21,395
Net cash provided by (used in) investing activities	(12,720)	(11,596)
Net cash provided by (used in) financing activities	1,200	(17,207)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$13,089	$21,395
Changes in working capital	(455)	1,291
Interest expense, net	7,647	3,068
Gain (loss) on interest rate swaps	(3,617)	1,156
Cash settlements paid (received) on interest rate swaps	(22)	(29)
Amortization and write-off of deferred financing fees	(309)	(1,112)
Reorganization items, net	186	373
Exploration costs	16	27
Acquisition and divestiture related costs	481	650
Severance payments	19	821
Plugging and abandonment cost	—	2
Non-cash loss on office lease	—	10
Other	201	(672)

Adjusted EBITDA:	$17,236	$26,980

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$17,236	$26,980
Less: Cash interest expense	3,825	4,173
Less Capital expenditures	15,276	11,901

Free Cash Flow:	$(1,865)	$10,906

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(367,199)	$(27,518)
Interest expense, net	7,647	3,068
Depreciation, depletion and amortization	15,556	16,147
Impairment expense	455,031	2,246
Accretion of asset retirement obligations	1,513	1,488
(Gains) losses on commodity derivatives	(107,713)	25,931
Cash settlements on expired commodity derivatives	12,500	1,956
Acquisition and divestiture related costs	481	650
Reorganization items, net	186	373
Share/unit-based compensation expense	(911)	324
Non-cash loss on lease	—	10
Exploration costs	16	27
Loss on settlement of AROs	—	2
Bad debt expense	110	35
Severance payments	19	821
Write-off of merger related expenses	—	1,420

Adjusted EBITDA:	$17,236	$26,980

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$17,236	$26,980
Less: Cash interest expense	3,825	4,173
Less Capital expenditures	15,276	11,901

Free Cash Flow:	$(1,865)	$10,906

Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Eric Chang – Treasurer

(832) 219-9024

eric.chang@amplifyenergy.com